EXHIBIT 3

                               AFFILIATE AGREEMENT


         AGREEMENT (hereinafter referred to as the "Agreement") entered into as of January 29, 1996, between St. Jude Medical, Inc., a Minnesota corporation (hereinafter referred to as "Company"), and the shareholder (the "Shareholder").

                                  WITNESSETH:

         WHEREAS, Daig Corporation ("Daig"), Company and Partner Acquisition Corp., a Minnesota corporation (hereinafter referred to as the "Subsidiary"), have entered into an Agreement and Plan of Merger dated January 29, 1996 (hereinafter referred to as the "Merger Agreement"), pursuant to which the Subsidiary, which is wholly-owned by Company, will be merged into Daig (the "Merger"), and Daig will become a wholly-owned subsidiary of Company.

         WHEREAS, Shareholder currently holds shares of Common Stock of Company (hereinafter referred to as the "Company Shares"); and

         WHEREAS, it is intended that the transactions contemplated by the Merger Agreement will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the Securities and Exchange Commission (the "Commission").

         NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement, and hereinafter in this Agreement, it is hereby agreed as follows:

         1. The Shareholder hereby agrees that:

         (a) He or she may be deemed to be (but does not hereby admit to be) an "affiliate" of Company within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended, of the Commission.

         (b) He or she will not offer, sell, pledge, transfer or otherwise reduce his or her risk relative to the Company Shares or any part thereof without the prior written consent of the Company.

         (c) He or she will not sell or otherwise reduce his or her risk relative to the Company Shares or any part thereof until such time after the Effective Time, as defined in the Merger Agreement, of the Merger as financial results covering at least thirty (30) days of the post-Effective Time combined operations of Company and Daig have been, within the meaning of said Accounting Series Release No. 130, as amended, filed by Company with the Commission or published by Company in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance which includes combined sales and income of Daig and Company. Company agrees to make such filing or publication as soon as practicable but in no case will Company be required to report financial results for an interim financial period other than a fiscal quarter, or year end.

         (d) The Shareholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge or transfer or other disposition of the Company Shares or any part thereof.

         (e) In the event Shareholder has pledged or otherwise encumbered all or part of his or her Company Shares prior to the date hereof, Shareholder shall utilize his or her best efforts to obtain confirmation and agreement from the party holding such Company Shares as security and/or the pledgee that such party will provide a letter to the Company agreeing to be governed by the provisions of paragraphs (b) and (c) of this Section 1.

         2. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

         3. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or (except where receipt thereof is specifically required for purposes of this Agreement) mailed by registered or certified mail, postage prepaid, as follows:

         If to the Shareholder, at the address set forth below the Shareholder's signature at the end hereof.

         If to Company:    Kevin T. O'Malley
                           Vice President and General Counsel
                           One Lillehei Plaza
                           St. Paul, MN 55117

or to such other address as any party hereto may designate for itself by notice given as herein provided.

         4. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

         5. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Minnesota.

         6. If a court of competent jurisdiction determines that any provisions of this Agreement is unenforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

         7. This Agreement shall terminate 10 days after the financial results described in paragraph (c) of Section 1 have been filed or published as described therein.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


ST. JUDE MEDICAL, INC.                             Shareholder:

By:________________________________                ____________________________

   Its:____________________________                ____________________________
                                                   (Print Shareholder Name)


                                                   Shareholder's Address:

                                                   ____________________________

                                                   ____________________________